[Letterhead of Parente Randolph, LLC]
Exhibit 23.2
Consent Of Independent Registered Public Accounting Firm
To the Member
Vibra Healthcare, LLC
We hereby consent to the incorporation by reference in the registration statements (No. 333-130337 and 333-126574) on Form S-8, (Nos. 333-121883 and 119957) on Form S-11, and (Nos. 333-140433, and 333-141100) on Form S-3 of Medical Properties Trust, Inc. of our report dated April 26, 2007, relating to the consolidated balance sheets of Vibra Healthcare, LLC and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations and changes in member’s deficit, and cash flows for the years then ended which report appears in the December 31, 2006, Amended Annual Report on Form 10-K/A of Medical Properties Trust, Inc.

/s/ Parente Randolph, LLC

Harrisburg, Pennsylvania
August 30, 2007